Exhibit 5.5

July 19, 2021

Crescent Point Energy Corp.

Dear Sirs:

Crescent Point Energy Corp.

Short Form Base Shelf Prospectus Dated July 19, 2021

Reference is made to the short form base shelf prospectus (the “Prospectus”) forming part of the Registration Statement on Form F-10 filed by Crescent Point Energy Corp. with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our firm name in the Prospectus under the headings “Legal Matters”, “Interest of Experts”, “Documents Filed as Part of the Registration Statement” and “Enforcement of Civil Liabilities” and to the reference to our advice under the heading “Enforceability of Civil Liabilities.” In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

NORTON ROSE FULBRIGHT CANADA LLP

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.